Exhibit 4.2
                        WARRANT REDUCTION OFFER STATEMENT
                          SILICON VALLEY RESEARCH, INC.
                          NOTICE OF TEMPORARY REDUCTION
                            OF WARRANT EXERCISE PRICE

         Silicon Valley Research, Inc., a California corporation (the "Company"), hereby offers to reduce temporarily the exercise price of its warrants to purchase shares of its common stock, no par value (the "Common Stock") dated December 30, 1997 (the "Warrants"), upon the terms and subject to the conditions set forth in this Warrant Reduction Offer Statement (the "Statement"). The Warrants are currently exercisable at $0.53 per share. During the period (the "Reduction Period") starting on the date hereof and ending at 5:00 p.m., Pacific Daylight Time, on March 30, 2001 (the "Expiration Date"), holders of the Warrants ("Warrant Holders") are entitled to purchase upon payment in cash of a reduced exercise price of $0.13 per one share of Common Stock (the "$0.13 Reduced Exercise Price") or $0.115 (the "$0.115 Reduced Exercise Price") per one share of Common Stock. A holder of Warrants may exercise all or any portion of his or her Warrants in accordance with the terms of this Statement. The number of Warrants that a Warrant Holders chooses to exercise at a Reduced Exercise Price will be the "Subscription Amount". In order to be entitled to the $0.115 Reduced Exercise Price, the Warrant Holder must agree not to sell the shares of Common Stock acquired upon exercise (the "Shares") for a period of 60 days. Those Warrant Holders wishing to sell the Shares within 60 days of the exercise must exercise the Warrants at the "$0.13 Reduced Exercise Price".


         After the Expiration Date, the exercise price of the Warrants will revert to $0.53 per share through their expiration on December 29, 2002, and holders of the Warrants will no longer be entitled to the Reduced Exercise Price. The Company is temporarily reducing the exercise price of the Warrants in order to provide holders with an incentive to exercise the Warrants and to provide the Company with financing for its current and future operations.


         The Company originally issued the Warrants in a private placement of 3,811,974 Units ("Units") pursuant to a Unit Purchase Agreement dated as of December 19, 1997, among the Company and the investors named therein (the "Unit Purchase Agreement"). Each Unit was composed of one share of Common Stock and one Warrant. The Company filed, on February 27, 1998, a registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") to register shares of Common Stock issuable upon exercise of the Warrants. The Registration Statement was declared effective by the Commission on March 16, 1998. On March 24, 2000, the Company filed an updated prospectus to the Registration Statement to ensure its effectiveness. The Common Stock issuable upon exercise of the Warrants will be freely tradable pursuant to the Registration Statement.

                              --------------------

    INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE
     OF RISK. INVESTORS MUST BE CAPABLE OF SUSTAINING A LOSS OF THEIR ENTIRE
                INVESTMENT. SEE "CERTAIN RECENT CONSIDERATIONS."


     THE WARRANT REDUCTION OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISION OR ANY STATE SECURITIES COMMISSION, NOR
       HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION
      CONTAINED IN THIS WARRANT REDUCTION OFFER. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Warrant Reduction Offer is March 26, 2001.

         This Warrant Reduction Offer is being sent to all registered holders of the Warrants at the close of business on the date immediately preceding the date hereof. The original exercise price of the Warrants was determined by negotiations between the Company and the purchasers of the Warrants. The Common Stock is listed on the OTC Bulletin Board (the "Bulletin Board") under the symbol "SVRI". See "Price Range for the Common Stock".

         This Warrant Reduction Offer is subject to a number of conditions. The Company reserves the right to extend the Reduction Period up to 30 calendar days and to amend or terminate the Warrant Reduction Offer. The exercise price of the Warrants must be paid in cash, by check made payable to the order of "Silicon Valley Research, Inc." or by wire transfer, in an amount equal to $0.115 or $0.13 per share. See "Offering Summary" and "The Warrant Reduction Offer".

         This Warrant Reduction Offer is being made by the Company in reliance on the exemptions from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") afforded by Section 4(2) and/or Section 4(6) thereof. This Warrant Reduction Offer does not constitute an offer or solicitation in any jurisdiction in which such offer or solicitation would be unlawful. The Warrant Reduction Offer is not being made to, nor will the Company accept the exercise from, any holder of the Warrants in any jurisdiction in which the Warrant Reduction Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

         If you require assistance in connection with the Warrant Reduction Offer, please contact Lisa A. Evans, Finance Administrator, at the Company, at
(408) 361-1018.

                              --------------------

 NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDTION TO HOLDERS TO EXERCISE OR TO REFRAIN FROM EXERCISING THE WARRANTS. HOLDERS MUST MAKE THEIR OWN DECISIONS ON WHETHER OR NOT TO EXERCISE.

                              --------------------

                                TABLE OF CONTENTS

                                                                          Page

Available Information                                                        4

Offering Summary                                                             5

The Warrant Reduction Offer                                                  7

Use of Proceeds                                                             11

Certain Recent Considerations                                               12

Description of Securities                                                   12

Price Range for the Common Stock                                            13

Legal Matters                                                               13


EXHIBITS

Warrant Exercise Agreement

Form 10-KSB for the year ended March 31, 2000

Form 10-QSB for the quarter ended December 31, 2000

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company can be inspected and copied at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Holders may also call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Company's Securities and Exchange Commission filings are also available to the public at the Commission's Web site at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference: (i) Annual Report on Form 10-KSB for the year ended March 31, 2000 and (ii) Quarterly Report on Form 10-QSB for the quarter ended December 31, 2000. These documents are included as exhibits to this Statement.

         Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Statement to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Statement.

                                OFFERING SUMMARY

         This summary highlights information contained in other parts of this Statement. Because it is a summary, it may not contain all of the information deemed necessary for a decision to invest in the Company's common stock. Therefore, investors are urged to read the entire Statement carefully, including "Certain Recent Considerations", the Form 10-KSB for the year ended March 31, 2000 and the Form 10-QSB for the quarter ended December 31, 2000, before making an investment decision.

                                   The Company

         The Company, incorporated in 1979, develops and markets physical design software for use by integrated circuit ("IC") designers, including those of its subsidiary, Quality I.C. Corporation. The Company's software products are used to automatically and efficiently arrange and connect the individual components that comprise an integrated circuit. While this process, commonly referred to as "place and route", is a crucial element of most chip designs, some critical areas require a more manual approach. Designers at Quality I.C. Corporation are skilled in the production of custom chip components to satisfy demanding performance and area requirements. By combining both strengths, the Company's design project support and consulting services encompass nearly all aspects of the physical integrated circuit design process. The Company's end-user customers include Hyundai, Innovision Labs, Micron, Motorola, N.E.C., OKI Semiconductor, Samsung Electronics, SigmaTel, Sony, Texas Instruments and Yamaha.

                                  The Offering
------------------------------------------------------- ----------------------------------------------------
Warrants subject to Warrant Reduction Offer             The Warrant  Reduction  Offer includes  Warrants to
                                                        purchase  an  aggregate  of  3,329,735   shares  of
                                                        Common Stock.
------------------------------------------------------- ----------------------------------------------------
Maximum Subscription Amount

------------------------------------------------------- ----------------------------------------------------
Reduced Exercise Price                                  $0.115  per one  share of  Common  Stock  for those
                                                        Warrant  Holders  who agree not to sell the  shares
                                                        of  Common  Stock   acquired   upon  exercise  (the
                                                        "Shares")  for a period  of 60 days  commencing  on
                                                        the date of exercise
                                                        or
                                                        $0.13 per one share of Common Stock

------------------------------------------------------- ----------------------------------------------------
Reduction Period                                        Commencing  on the date  hereof  and ending at 5:00
                                                        p.m. Pacific Standard Time on March 30, 2001.
------------------------------------------------------- ----------------------------------------------------
Purpose  of  Warrant  Reduction  Offer                  To provide  holders  with an  incentive to exercise
                                                        the  warrants  and  to  provide  the  Company  with
                                                        financing  for its current  and future  operations.
                                                        See "The Warrant Reduction Offer - Purpose".
------------------------------------------------------- ----------------------------------------------------
Use of Proceeds                                         The Company  intends to use the net  proceeds  from
                                                        the exercise of the Warrants  primarily for working
                                                        capital.  See "Use of Proceeds".
------------------------------------------------------- ----------------------------------------------------
Expiration                                              5:00  p.m.  Pacific  Standard  Time,  on March  30,
                                                        2001,  subject  to  extension.   See  "The  Warrant
                                                        Reduction Offer - Expiration  Date;  Extensions and
                                                        Amendments".
------------------------------------------------------- ----------------------------------------------------
Securities Outstanding
  Prior to the Warrant Reduction                        38,115,452 shares of Common Stock
  Offer (1)
------------------------------------------------------- ----------------------------------------------------



------------------------------------------------------- ----------------------------------------------------
  After the Warrant Reduction
  Offer (1)                                             41,445,187   shares  of  Common   Stock   (assuming
                                                        exercise of all Warrants)
------------------------------------------------------- ----------------------------------------------------
Risk Factors                                            Investment in the Common Stock is  speculative  and
                                                        involves  a  high  degree  of  risk.  See  "Certain
                                                        Considerations".
------------------------------------------------------- ----------------------------------------------------
How to Exercise Warrants                                Any holder of Warrants  wishing to  exercise  under
                                                        the Warrant  Reduction  Offer  should (i)  complete
                                                        and  sign the  Warrant  Exercise  Agreement  in the
                                                        form  attached  hereto  as  Exhibit  A, (ii) make a
                                                        check payable to "Silicon  Valley  Research,  Inc."
                                                        in an  amount  equal to  $0.115  per share or $0.13
                                                        per   share(or  see  wire   transfer   instructions
                                                        below),  and (iii)  forward the  original  Warrant,
                                                        the  Warrant  Exercise  Agreement  and a check  (or
                                                        wire transfer) to Silicon Valley Research,  Inc. at
                                                        6360  San  Ignacio  Avenue,  San  Jose,  California
                                                        95119,  Attention:   Lisa  Evans.  Payment  of  the
                                                        exercise  price may only be in cash  (same-day sale
                                                        is acceptable)  under the Warrant  Reduction Offer.
                                                        See  "The   Warrant   Reduction   Offer  -  How  to
                                                        Exercise".
------------------------------------------------------- ----------------------------------------------------
Acceptance                                              of all Warrants The Company will accept any and all
                                                        Warrants  properly  exercised  on or  prior  to the
                                                        Expiration Date, subject to certain conditions. See
                                                        "The Warrant  Reduction  Offer - Conditions  of the
                                                        Warrant Reduction Offer".
------------------------------------------------------- ----------------------------------------------------
Delivery of Securities                                  The Company  will deliver  certificates  for shares
                                                        of  Common  stock  issuable  upon  exercise  of the
                                                        Warrants as soon as  practicable  after the Company
                                                        is  in   receipt   of  the   required   funds   and
                                                        paperwork.  See  "The  Warrant  Reduction  Offer  -
                                                        Delivery of Securities".
------------------------------------------------------- ----------------------------------------------------

---------------

(1) As of March 23, 2001, does not include outstanding options to purchase an aggregate of 5,069,500 shares of Common Stock and outstanding warrants to purchase an aggregate of 270,000 shares of Common Stock.

                           THE WARRANT REDUCTION OFFER

Terms of the Offer

         Upon the terms and subject to the conditions herein set forth, holders of the Warrants are entitled to exercise such Warrants during the Reduction Period at a reduced exercise price of price of $0.13 per one share of Common Stock (the "$0.13 Reduced Exercise Price") or $0.115 (the "$0.115 Reduced Exercise Price") per one share of Common Stock. A holder of Warrants (the "Warrant Holder") may exercise all or any portion of his or her Warrants in accordance with the terms of this Statement. In order to be entitled to the $0.115 Reduced Exercise Price, the Warrant Holder must agree not to sell the shares of Common Stock acquired upon exercise (the "Shares") for a period of 60 days commencing on the date of exercise. Those Warrant Holders wishing to sell the Shares within 60 days of the exercise must exercise the Warrants at the $0.13 Reduced Exercise Price. The Reduced Exercise Price is payable only in cash (same-day-sale is acceptable) under the Warrant Reduction Offer and the payment methods in Section 2(c)(A), (B), and (D) of the Warrants are not permitted under the Warrant Reduction Offer. The shares of Common Stock issuable upon exercise of the Warrants will be separately transferable upon their issuance. After the Expiration Date, the exercise price of the Warrants will revert to $0.53 per share through their expiration on December 29, 2002.

         The Company will accept any and all of the Warrants that are properly exercised, subject to the conditions set forth herein. As of the date of this Statement, Warrants exercisable for a total of 3,329,735 shares of Common Stock were outstanding. As soon as practicable after the Company is in receipt of the required funds and paperwork, the Company will deliver registered certificates evidencing the shares of Common Stock issuable upon exercise of the Warrants properly exercised on or prior to the Expiration Date, subject to the conditions set forth herein. See " - Conditions of the Warrant Reduction Offer".

         No officer or director of the Company who beneficially own Warrants has advised the Company as to whether or not he or she intends to exercise the Warrants pursuant to the Warrant Reduction Offer.

Purpose

         The purpose of the Warrant Reduction Offer is to provide holders of the Warrants with an incentive to exercise the Warrants and to provide the Company with financing for its current and future operations. The Warrant Reduction Offer provides holders of outstanding Warrants an opportunity to exercise the Warrants at a reduced exercise price. If all of the outstanding Warrants are exercised at the Reduced Exercise Price, the Company would realize gross proceeds of up to $467,966, before expenses, for use in the Company's operations. See "Use of Proceeds".

Expiration Date; Extensions and Amendments

         The Reduction Period expires at 5:00 p.m., Pacific Standard Time, on March 30, 2001. Such Period may be extended for up to 30 calendar days in the sole discretion of the Company, in which event the term "Expiration Date" will mean the time and date as extended. The Company will notify each holder of a Warrant of any extension as soon as practicable.

         The Company also reserves the right to amend, at any time and from time to time, the terms of the Warrant Reduction Offer, or terminate the Warrant Reduction Offer, subject to compliance with all applicable requirements of law. Any announcement relating to a change in the Warrant Reduction Offer will be disseminated in a manner reasonably designed to inform each holder of a Warrant of such change.

How to Exercise

         The exercise of the Warrants pursuant to the Warrant Reduction Offer in accordance with the procedures set forth below will, subject to acceptance by the Company, constitute an agreement between the holder and the Company subject to the terms and upon the conditions set forth herein.

         To properly exercise a Warrant, a holder must: (i) complete and sign the Warrant Exercise Agreement in the form attached hereto as Exhibit A, (ii) make a check or wire transfer payable to "Silicon Valley Research, Inc." in the amount of the aggregate exercise price equal to $0.13 or $0.115 per share, and
(iii) forward the original Warrant, the Warrant Exercise Agreement and a check (or wire transfer) to Silicon Valley Research, Inc. at 6360 San Ignacio Avenue, San Jose, California 95119, Attention: Lisa Evans, for receipt at or prior to 5:00 p.m., Pacific Standard Time, on the Expiration Date, except as otherwise provided below. A holder may not use the Warrant Exercise Agreement attached to the original Warrant Agreement in connection with this Warrant Reduction Offer. In signing the Warrant Exercise Agreement attached hereto as Exhibit A, a holder will be required to reaffirm the representations and warranties made by such holder in the Unit Purchase Agreement with respect to the acquisition of the Common Stock issuable upon exercise of the Warrants.

         The method of delivery of the Warrant certificates and other documents to the Company is at the election and risk of the holder. If such delivery is by mail, the Company suggests that you use an overnight courier (holder may use SVR FedEx account No. 1049-8288-3) or registered mail, return receipt requested, and that the mailing is completed sufficiently in advance of the Expiration Date to permit timely delivery to the Company. Please call Lisa A. Evans, Finance Administrator, at the Company (408) 361-1018 if you have lost your Warrant to arrange for replacement.

         To wire funds directly to the Company, please deliver the following wire transfer instructions to your bank and mail the Warrant Exercise Agreement and the original Warrant to the Company, as explained above.

                 Silicon Valley Bank
                 3003 Tasman Drive
                 Santa Clara, CA  95054
                 Routing #:  121140399
                 Account name to credit: Silicon Valley Research, Inc. Account number to credit: 3300101776

Determination of Validity

         All questions as to the validity, form, eligibility and acceptance of the Warrants, and the terms and conditions of the Warrant Reduction Offer, will be resolved by the Company in its sole discretion. Its determination will be final and binding. The Company reserves the absolute right to reject any or all exercises that are not in proper form or the acceptance of which would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of exercise of the Warrants. Unless waived, any irregularities must be cured within such time as determined by the Company in its sole discretion. The Company will not be under any duty to give notification of defects in such exercises or will incur any liabilities for failure to give such notification. Exercise of the Warrants will not be deemed to have been made until all irregularities have been cured or waived. Any Warrants received by the Company that are not properly exercised and as to which the irregularities have not been cured or waived will be returned to the holder thereof, together with the exercise price (without interest thereon), as soon as practicable after the Expiration Date.

Tax Consequences

         Each holder of the Warrants should consult with his or her tax adviser with respect to the tax consequences of exercising the Warrants.

Delivery of Securities

         Upon the terms and subject to the conditions of the Warrant Reduction Offer, the Company will deliver shares of Common Stock upon exercise of Warrants as soon as practicable after the Company is in receipt of the required funds and paperwork. For purposes of the Warrant Reduction Offer, the Company will be deemed to have accepted for exercise properly exercised Warrants when the Company has given oral or written notice thereof to its transfer agent to deliver the shares of Common Stock underlying such Warrants. Stock certificates representing Shares exercised at the $0.115 Reduced Exercise Price will bear the following legend:

THE TRANSFER, ASSIGNMENT OR OTHER HYPOTHECATION OF THESE SHARES IS SUBJECT TO AN AGREEMENT BETWEEN THE SHAREHOLDER AND THE CORPORATION. THE SHARES MAY NOT BE TRANSFERRED WITHOUT THE WRITTEN CONSENT OF THE CORPORATION.

Warrants not accepted for exercise by the Company will be returned to the holder thereof, together with the exercise price (without interest thereon), as soon as practicable following the Expiration Date. Any holder of Warrants who elects only to exercise a portion of his or her Warrants will receive, in addition to the shares of Common Stock issuable for the portion of the Warrants so exercised, a new Warrant certificate for the balance of the Warrants not exercised.

         If a holder of the Warrants wishes to have the shares of Common Stock issuable upon exercise of the Warrants registered in a name other than the holder's own name, then the holder in executing the Warrant Exercise Agreement must have his or her signature guaranteed by a member firm of a national securities exchange.

Conditions of the Warrant Reduction Offer

         Notwithstanding any other provisions of the Warrant Reduction Offer, the Company may amend or terminate the Warrant Reduction Offer and is not required to accept for exercise any Warrants if, prior to the Expiration Date:

         (i) there shall be pending, instituted or threatened any legal action or administrative proceeding before any court or governmental agency, by any person, challenging the Warrant Reduction Offer or, in the sole judgment of the Board of Directors of the Company, otherwise adversely affecting the transactions contemplated by the Warrant Reduction Offer;

         (ii) there exists, in the sole judgment of the Board of Directors of the Company, any actual or threatened legal impediment to the acceptance of the Warrants or the issuance of the underlying Common Stock;

         (iii) there shall have occurred (a) a declaration of a banking moratorium by United States or California authorities; or (b) a commencement of a war, armed hostilities or other international or national calamity directly involving the United States; or

         (iv) there shall have occurred any change or development affecting the business or financial affairs of the Company which, in the sole judgment of the Board of Directors of the Company, would or might prohibit, restrict or delay consummation of the Warrant Reduction Offer or materially impair the contemplated benefits of the Warrant Reduction Offer to the Company.

         In the event that the Company terminates the Warrant Reduction Offer pursuant to any of the conditions set forth above, the Company will ensure the prompt return of the Warrants to the holders who exercised them and the refund of the exercise price paid, without interest thereon.

Expenses

         The Company will pay all transfer taxes applicable to the Warrant Reduction Offer. The Company has not retained a dealer-manager or similar agent in connection with the Warrant Exercise Offer and will not make any payments to brokers, dealers or other persons for soliciting acceptances of the Warrant Reduction Offer.

Questions

         Please call Lisa A. Evans, Finance Administrator, at the Company (408) 361-1018 if you have questions about the exercise of your Warrants.

                                 USE OF PROCEEDS

         In the event that all Warrants are exercised at the Reduced Exercise Price, the Company estimates that the net proceeds therefrom will be approximately $450,000 after payment of approximately $2,000 in fees and other expenses of the Warrant Reduction Offer. However, the number of Warrants exercised depends on several factors beyond the control of the Company, and the Company is therefore unable to predict the amount of net proceeds. Holders of the Warrants are not obligated to exercise their Warrants, and there can be no assurance of what percentage, if any, will be exercised.

         The Company expects to use the net proceeds from the Warrant Reduction Offer for working capital. A portion of the net proceeds may also be used to obtain the right to use complementary technologies. However, the Company has no present understandings, commitments, agreements or intentions with respect to any such acquisitions.

         The expected expenditures described above are management's best estimates, based on currently available information. Actual expenditures could vary depending on numerous factors, including the progress of the Company's research and development efforts, and competitive and technological advances. If the number of Warrants exercised pursuant to the Warrant Reduction Offer is insufficient to fund the Company, it will require additional financing to continue operations or could be forced to cease operations altogether. As of the date hereof, the Company has no commitments to obtain additional debt or equity financing, and there is no assurance that such financing could be obtained on terms acceptable to the Company.

                          CERTAIN RECENT CONSIDERATIONS

         Investment in the shares of Common Stock is speculative and involves a high degree of risk. Holders of the Warrants should carefully review with their financial, legal, tax and other advisers the information contained in the reports and statements filed by the Company with the Commission and those attached as Exhibits to this Statement. Prospective investors should also give special consideration to the matters discussed in the Form 10-QSB for the quarter ended December 31, 2000 attached as Exhibit C hereto, under the heading "Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Other Factors Affecting Future Results".

                            DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company consists of 60,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, no par value.

Warrants

         In connection with a private placement of 3,811,974 Units on December 30, 1997, the Company issued the Warrants entitling the holders thereof to purchase an aggregate of 3,811,974 shares of Common Stock at an exercise price of $0.53 per share. The outstanding Warrants are temporarily exercisable at the Reduced Exercise Price of $0.13 or $0.115 per share during the Reduction Period and thereafter are exercisable for $0.53 per share until December 29, 2002.

         The Warrants do not confer on the Warrant holders any voting or any other rights of a stockholder of the Company. They are not redeemable by the Company.

         The number of shares of Common Stock issuable upon the exercise of each Warrant is subject to adjustment upon the occurrence of certain events, including a stock dividend, stock split, reverse stock split or other similar event altering the number of outstanding shares of the Company's Common Stock. In the case of a capital reorganization, consolidation, merger or sale of the assets of the Company effected in such a way as to grant holders of Common Stock shares of stock, securities or assets of another entity, each Warrant will become exercisable to purchase the number of shares of stock or other securities or property to which such holder would have been entitled had such holder exercised his Warrant immediately prior to the consummation of such event.


                        PRICE RANGE FOR THE COMMON STOCK

         The Common Stock is currently traded on the OTC Bulletin Board under the symbol SVRI. From April 1992 to September 1995, the Common Stock was traded on the Bulletin Board, from September 1995 until February 1996 on the Nasdaq SmallCap Market, and from February 1996 until November 1998 was traded on the Nasdaq National Market. The following table sets forth, for the fiscal periods indicated, the low and high closing sales prices for the Common Stock as reported by Nasdaq and the OTC Bulletin Board. The Company had approximately 300 shareholders of record and approximately 5,200 beneficial holders as of March 31, 2000.

Fiscal 1999 quarter ended  June 30  Sept. 30  Dec. 31  Mar. 31
                           -------  --------  -------  -------

         High              $1.38    $0.66     $0.41    $0.34
         Low               $0.59    $0.19     $0.16    $0.13

Fiscal 2000 quarter ended  June 30  Sept. 30  Dec. 31  Mar. 31
                           -------  --------  -------  -------

         High              $0.19    $0.15     $1.28    $1.19
         Low               $0.10    $0.13     $0.12    $0.48

Fiscal 2001 quarter ended  June 30  Sept. 30  Dec. 31
                           -------  --------  -------

         High              $0.72    $0.70     $0.46
         Low               $0.19    $0.16     $0.13


         The prices set forth above reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

         The Company has not declared or paid dividends on its Common Stock in fiscal 1999, 2000 or 2001. Certain covenants in the Company's loan agreements restrict the payment of dividends. The Company currently anticipates that it will retain all future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future.

LEGAL MATTERS

         The legality of the shares of Common Stock is being passed upon by Silicon Valley Law Group, a law corporation, San Jose, California.

                                    EXHIBIT A
                          SILICON VALLEY RESEARCH, INC.
                           WARRANT EXERCISE AGREEMENT
         (For use solely in connection with the Warrant Reduction Offer)

Silicon Valley Research, Inc.
6360 San Ignacio Avenue
San Jose, CA  95119
Attn:  Lisa A. Evans

Ladies and Gentlemen:

         I hold a warrant to purchase common stock (the "Warrant") issued by Silicon Valley Research, Inc., a California corporation (the "Company") pursuant to a Unit Purchase Agreement dated as of December 19, 1997, among the Company and the investors named therein (the "Unit Purchase Agreement"). I understand that I may exercise the Warrant for all or a portion of the number of shares of common stock, no par value, of the Company (the "Common Stock") stated in the Warrant for a reduced cash exercise price of $0.__ per share (the "Reduced Exercise Price"), as more fully described in the Warrant Reduction Offer Statement of the Company dated March 26, 2001 (the "Warrant Reduction Offer"). I understand that the Warrant Reduction Offer expires on March 30, 2001, unless extended or terminated earlier by the Company.

         I desire to exercise my Warrant to purchase the number of shares indicated below upon the terms and subject to the conditions set forth in the Warrant Reduction Offer. If I do not exercise the full amount of my Warrant, I understand that I will receive a new warrant certificate representing the balance of my Warrant not exercised.

         I understand that if I choose to exercise my Warrant at the $0.115 Reduced Exercise Price that I may not sell the shares acquired by the exercise for 60 days commencing on the Date of Exercise. I also understand that the certificate representing such shares will bear the following legend:

         THE TRANSFER, ASSIGNMENT OR OTHER HYPOTHECATION OF THESE SHARES IS SUBJECT TO AN AGREEMENT BETWEEN THE SHAREHOLDER AND THE CORPORATION. THE SHARES MAY NOT BE TRANSFERRED WITHOUT THE WRITTEN CONSENT OF THE CORPORATION.

         I acknowledge that: (i) my purchase of the Common Stock is speculative and involves a high degree of risk; (ii) the Warrant Reduction offer has not been approved by the Securities and Exchange Commission (the "Commission") or any state securities commission, and neither the Commission nor any state securities commission has passed upon the accuracy or adequacy of the information contained in the Warrant Reduction Offer; (iii) I have carefully reviewed the Warrant Reduction Offer Statement with my financial, legal, tax and other advisers as I have deemed necessary; and (iv) I have determined that the Common Stock is a suitable investment for me.

         By signing this Warrant Exercise Agreement, I hereby confirm that my representations and warranties contained in Section 2 of the Unit Purchase Agreement are true and correct as of the date hereof as if such representations and warranties applied to the Common Stock to be issued upon the exercise of my Warrant.

         I understand that the Reduced Exercise Price is payable only in cash or via same-day-sale and that the payment methods set forth in Section 2(c)(A),
(B), and (D) of the Warrant are not permitted under the Warrant Reduction Offer. I am enclosing my original Warrant and a check or immediately available funds in accordance with the directions set forth below to acquire the Common Stock in accordance with the instructions below:

Warrant Holder:________________________      Date of Exercise:________________
Social Security Number:________________ Exercise Price Per Share:________ Address:_______________________________ No. of Shares:___________________
_______________________________________      Total Exercise Price:____________
Exact Name of Title for Shares:
_______________________________________

         If I am exercising via Same-day Sale, I have completed and attached the Same-day Sale Commitment form to this Warrant Exercise Agreement.

         If I am a natural person, I have also enclosed the signed Spouse Consent form attached to this Warrant Exercise Agreement.

         Name(s) and address(es) to whom the Common Stock shall be issued and delivered if different than above:

                      ____________________________________
                      ____________________________________
                      ____________________________________
                      ____________________________________

         THE COMPANY IS UNDER NO OBLIGATION TO REPORT THE EXERCISE OF THE WARRANT TO THE INTERNAL REVENUE SERVICE OR ANY STATE OR LOCAL INCOME TAX AUTHORITY. THE WARRANT HOLDER UNDERSTANDS THAT HE OR SHE MAY SUFFER ADVERSE TAX CONSEQUENCES AS A RESULT OF HIS OR HER PURCHASE OR DISPOSITION OF THE SHARES. THE WARRANT HOLDER REPRESENTS THAT HE OR SHE HAS CONSULTED WITH ANY TAX CONSULTANT(S) THE WARRANT HOLDER DEEMS ADVISABLE IN CONNECTION WITH THE PURCHASE OR DISPOSITION OF THE SHARES AND THAT THE WARRANT HOLDER IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

                                                     Sincerely yours,

                                                     ___________________________
                                                     Name of Warrant Holder

                                                     By:________________________
                                                     Print Name:
                                                     Title:

         Exercise by Mail: To properly exercise the Warrant by mail, please: (i) complete and sign the Warrant Exercise Agreement in the form attached hereto as Exhibit A, (ii) make a check or wire transfer payable to "Silicon Valley Research, Inc." in the amount of the aggregate exercise price equal to $0.115 or $0.13 per share, and (iii) forward the original Warrant, the Warrant Exercise Agreement and your check (or wire transfer) to Silicon Valley Research, Inc. at 6360 San Ignacio Avenue, San Jose, California 95119, Attention: Lisa Evans, for receipt at or prior to 5:00 p.m., Pacific Standard Time, on the Expiration Date, except as otherwise provided above. Please call Lisa A. Evans, Finance Administrator, at the Company (408) 361-1018 if you have lost your Warrant.

         Wire Transfer Instructions: To wire funds directly to the Company, please deliver the following wire transfer instructions to your bank and mail this Warrant Exercise Agreement and your original Warrant to the Company, as explained above:

                 Silicon Valley Bank
                 3003 Tasman Drive
                 Santa Clara, CA  95054
                 Routing #:  121140399
                 Account name to credit: Silicon Valley Research, Inc. Account number to credit: 3300101776


                                 SPOUSAL CONSENT

         The undersigned spouse of the Warrant holder has read, understands and hereby approves the Warrant Exercise Agreement between the Warrant holder and the Company (the "Agreement"). In consideration of the Company's granting my spouse the right to purchase the shares as set forth in the Agreement, the undersigned hereby agrees to be irrevocably bound by the Agreement and further agrees that any community property interest shall similarly be bound by the Agreement. The undersigned hereby appoints the Warrant holder as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

Date: ____________________          _________________________________
                                         Spouse

                                    Address: ________________________
                                             ________________________

                                  ATTACHMENT 1

                            SAME-DAY-SALE COMMITMENT

                                                              Date:_____________

SILICON VALLEY RESEARCH, INC.

6360 San Ignacio Avenue

San Jose, California 95119-1231

                  The undersigned Warrant Holder ("Warrant Holder") desires to exercise that certain warrant described in the attached Warrant Exercise Agreement (the "Warrant") with respect to ________ shares of your Common Stock (the "Number of Shares"), and to sell immediately ________ of the Number of Shares (the "Same-Day-Sale Shares") through the undersigned broker (the "Broker") and for the Broker to pay directly to you from the proceeds from such sale $___________ (the "Exercise Price").

                  Accordingly,  the Warrant Holder hereby represents as follows:
(i) Warrant Holder hereby irrevocably exercises the Warrant with respect to the Number of Shares; and (ii) Warrant Holder hereby irrevocably elects to sell through Broker the Same-Day-Sale Shares and unconditionally authorizes you or your transfer agent to deliver certificates representing the Same-Day-Sale Shares to the Broker.

                  The Broker hereby represents as follows: (i) the Broker is a member in good standing of the National Association of Securities Dealers; and
(ii) the Broker irrevocably commits to pay to you, no more than one (1) business day after receiving certificates representing the Same-Day-Sale Shares, the Exercise Price by check or wire transfer to an account specified by you.


WARRANT HOLDER:                     BROKER:


-----------------------------       ------------------------------
(Signature)                         (Name of Firm)


-----------------------------       ------------------------------
(Printed Name and Title)            (Signature)


                                    ------------------------------
                                    (Printed Name)


                                    ------------------------------
                                    (Title)